Exhibit 2.2

FIRST AMENDMENT

TO THE

BUSINESS COMBINATION AGREEMENT

This First Amendment (this “First Amendment”) to the Business Combination Agreement, dated as of November 10, 2026, amends the Business Combination Agreement, dated as of February 2, 2026 (the “Original Agreement”, as amended pursuant to this First Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among (i) DT Cloud Star Acquisition Corporation, a Cayman Islands exempted company (“Parent”), (ii) DTSQ Purchaser Inc, a Delaware corporation and a wholly owned subsidiary of the Parent (“Purchaser”), (iii) DTSQ Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), and (iv) PrimeGen US, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, Section 11.10 of the Business Combination Agreement sets forth that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Parent and the Company; and

WHEREAS, the parties desire to amend the Original Agreement (a) to clarify and correct certain provisions pertaining to the conversion of Parent Rights in the Redomestication Merger, (b) to extend the Outside Date, (c) to revise certain Closing arrangements and (d) to revise definitions.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the parties, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendment to the Original Agreement.

(a) Redomestication Merger Provisions.

(i) Each reference to “Section 1.1(f)(ii)” contained in Section 1.1(f)(i)(A) of the Original Agreement is hereby deleted and replaced by a reference to “Section 1.1(f)(iii)”.

(ii) Section 1.1(f)(iii) of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“(iii) Conversion of Parent Units and Parent Rights. At or immediately prior to the Redomestication Merger Effective Time, (i) all Parent Units issued and outstanding immediately prior to the Redomestication Merger Effective Time will separate into their individual components of Parent Ordinary Shares and Parent Rights and will cease separate existence and trading and (ii) each issued and outstanding Parent Right immediately prior to the Redomestication Merger Effective Time shall be converted into one-ninth (1/9) of one Purchaser Ordinary Share. At the Redomestication Merger Effective Time, each Parent Right shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.”

(b) Outside Date. Section 9.1(b) of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“(b) by written notice by the Parent or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by January 31, 2027 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”.

(c) Closing. Section 2.2(b)(iii) is hereby deleted in its entirety and replaced by the following:

“(iii) the Financial Advisor Shares shall be issued to the Financial Advisor.”

(d)	Definitions. The terms and definitions of “Corporate Advisor” and “Corporate Advisor Shares” in Section 12.1 are each hereby deleted in their entirety.

The term “Representatives” is hereby deleted in its entirety and replaced with the following:

“ “Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including the Financial Advisor, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.”

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any Party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitute the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Article XI of the Original Agreement is hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

PARENT:

DT CLOUD STAR ACQUISITION CORPORATION

By:	/s/ Sam Zheng Sun
Name:	Sam Zheng Sun
Title:	Chief Executive Officer

{Signature Page to First Amendment to Business Combination Agreement}

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

THE COMPANY:

PRIMEGEN US, INC.

By:	/s/ Daniel Chiu
Name:	Daniel Chiu
Title:	Chairman and Co-Chief Executive Officer

{Signature Page to First Amendment to Business Combination Agreement}